Exhibit 23.3

CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION

We hereby consent to (i) the references to us in the form and context in which they appear, or are incorporated by reference, in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Foster Wheeler AG (the “Company”), and (ii) the use of or reliance on the information contained in our report to Foster Wheeler Ltd. to assist the Company in setting forth an estimate of the Company’s total liability for asbestos-related indemnity and defense costs in such registration statement or the documents incorporated by reference therein.

January 30, 2009

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez
Name: THOMAS VASQUEZ
Title: VICE PRESIDENT